                                                                     Exhibit 4.9

                      SEVENTH AMENDMENT TO LOAN AGREEMENT
                      -----------------------------------


          THIS SEVENTH AMENDMENT TO LOAN AGREEMENT (this "Amendment"), made and entered into as of March __, 1994, by and between FORSTMANN & COMPANY, INC., a Georgia corporation ("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GE Capital"), as sole "Lender" under the "Loan Agreement" hereinafter referred to and as agent for itself and the other "Lenders" who may hereafter become parties to the Loan Agreement (GE capital, in such capacity, the "Agent").

                                   RECITALS:
                                   --------

          A. Borrower and GE Capital, as a Lender and as Agent, entered into a certain Loan Agreement, dated as of October 30, 1992, as amended (the "Loan Agreement"; capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Loan Agreement) whereby, subject to the terms and conditions set forth therein, GE Capital agreed to make certain financial accommodations to Borrower.

          B. Borrower has advised GE Capital that it intends to enter with the Trustee into an Amended and Restated Indenture, pursuant to which Borrower and the Trustee will amend the Securities Indenture to provide for the issuance of additional Senior Secured Floating Rate Notes due October 30, 1997 in the maximum aggregate principal amount of $10,000,000 (the "Additional Securities"), the proceeds of which will be used for Borrower's working capital and general corporate purposes, and will restate the Securities Indenture, as so amended, in its entirety.

          C. In connection with the issuance of the Additional Securities, Borrower and the Trustee intend to enter into certain amendments of, and amendments and restatements of, the Securities Security Documents.

          D. At Borrower's request, pursuant to a Consent Letter dated as of March ____, 1994 (the "Consent Letter"), GE Capital has consented to Borrower's issuance of the Additional Securities and to the other matters described in the preceding recitals, subject to the satisfaction of all conditions precedent set forth in the Consent Letter.

          E. In connection therewith, and in accordance with the provisions of the Consent Letter, Borrower and GE Capital, as a Lender and as Agent, desire to amend the Loan Agreement in the manner hereinafter set forth.

          In consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

           1.  Amendments to Section 1.1 of the Loan Agreement.
               -----------------------------------------------

          (a) Section 1.1 of the Loan Agreement is hereby amended by adding therein, in appropriate alphabetical order, the following defined terms:

               "Additional Securities" means Borrower's Senior Secured Floating
                ---------------------
          Rate Notes due October 30, 1997, in the aggregate original principal amount of Ten Million Dollars ($10,000,000), issued pursuant to the Restated Indenture, as such notes may be amended, modified, supple-mented, extended, renewed, refinanced, refunded or replaced (and any renewals, refundings and replacements of any thereof).

               "Notes" means, collectively, the Securities and the Additional
                -----
          Securities.

               "Restated Indenture" means the Amended and Restated Indenture,
                ------------------
          dated as of March ____, 1994, executed between Borrower and the Trustee in amendment and restatement of the Securities Indenture, as such Amended and Restated Indenture may be amended, modified, supplemented, extended, renewed, refunded or refinanced (and any renewals, refundings and replacements of any thereof).

          (b) Section 1.1 of the Loan Agreement is hereby further amended in the following respects:

               (i) The definition of "Asset Sale Provision" therein is hereby deleted in its entirety and the following revised definition of "Asset Sale Provision" substituted in lieu thereof:

               "Asset Sale Provision" means Section 4.13 of the Restated
                --------------------
          Indenture (as in effect on March ____, 1994) or any successor provision which is the same in substance as such Section 4.13.

               (ii) The definition of "Intercreditor Agreement" therein is hereby deleted in its entirety and the following revised definition of Intercreditor Agreement substituted in lieu thereof:

               "Intercreditor Agreement" means the Amended and Restated
                -----------------------
          Intercreditor Agreement, dated as of March ____, 1994, between the Agent and the Trustee, amending and restated the Intercreditor Agreement, dated as of April 5, 1993, between the Agent and the Trustee, as such Amended and Restated Intercreditor Agreement may be amended, modified or supplemented hereafter.

               (iii) The definition of "Lender's Primary Collateral" is hereby amended by deleting the date "April 5, 1993" therein and substituting in lieu thereof the date "March ____, 1994."

               (iv) The definition of "Securities" is hereby amended by inserting therein immediately after the words "Securities Indenture" the parenthetical "(as amended and restated pursuant to the Restated Indenture)".

               (v) The definition of "Securityholders' Primary Collateral" is hereby deleted in its entirety and the following revised definition of "Noteholders' Primary Collateral" substituted in lieu thereof:

               "Noteholders' Primary Collateral" has the meaning assigned to it
                -------------------------------
          in the Intercreditor Agreement, as in effect on March ____, 1994.

               (vi) The definition of "Securities Security Documents" is hereby deleted in its entirety and the following revised definition of "Notes Security Documents" substituted in lieu thereof:

               "Notes Security Documents" means the "Security Documents," as
                ------------------------
          that term is defined in the Restated Indenture, exclusive, however, of the Intercreditor Agreement.


               (vii) The definition of "Trustee" is hereby amended by changing the references to "Securities Indenture" therein to references to "Restated Indenture".

          2.     Use of Certain Defined Terms.  The terms "Securityholders'
                 ----------------------------
Primary Collateral" and "Securities Security Documents," wherever such terms appear in the Loan Agreement, shall be deemed to read "Noteholders' Primary Collateral" and "Notes Security Documents," respectively.

          3.     Amendment to Section 4.7 of the Loan Agreement.  The
                 ----------------------------------------------
representation set forth at Section 4.7 of the Loan Agreement is hereby amended to reflect that from and after the effective date of this Amendment, Borrower will have Indebtedness under both the Securities and the Additional Securities as permitted under Section 6.8 of the Loan Agreement.

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

           4.  Amendments to Section 6.1 of the Loan Agreement.
               -----------------------------------------------

          (a) Section 6.1 of the Loan Agreement is hereby amended by deleting clause (a)(v) thereof in its entirety and substituting in lieu thereof the following revised clause (a)(v):

          (v) for so long as any of the Notes remains outstanding, sales of Noteholders' Primary Collateral permitted pursuant to the Asset Sale Provision (to the extent not otherwise permitted by the preceding clauses (ii) through (iv)).

          (b) Section 6.1 of the Loan Agreement is hereby further amended by deleting clause (b) thereof in its entirety and substituting in lieu thereof the following revised clause (b):

          (b) In the event of any sale or other disposition by Borrower of its Property pursuant to the preceding clause (a) or otherwise with the Majority Lenders' prior written consent, Borrower will cause the proceeds of such sale (net of reasonable expenses of sale in the case of sales of Property other than Inventory) to be deposited in the Collection Account, except that for so long as any of the Notes remains outstanding, proceeds of dispositions of Borrower's Property constituting Noteholders' Primary Collateral may be held by the Trustee in the "Proceeds Account" (as defined in the Asset Sale Provision) or used by Borrower in the manner permitted or required by the Asset Sale Provision; provided that (i) to the extent that the
                                    -------------
          proceeds of any sale or other disposition, or series of sales or dis-positions, of Noteholders' Primary Collateral equal or exceed $5,000,000, on the first date after the occurrence of such sale or other disposition when Borrower may do so pursuant to Section 5 of each of the Notes (as in effect on March __, 1994), or any successor provision which is the same in substance as such Section 5, Borrower will use such proceeds to redeem Notes in accordance with the provisions of Section 5 of each of the Notes and Section 3.08 of the Indenture (as in effect on March __, 1994), or any successor provision which is the same in substance as such Section 3.08 and (ii) to the extent that pursuant to the Asset Sale Provision and Section 3.09 of the Indenture (as in effect on March __, 1994), or any successor provision which is the same in substance as such Section 3.09, Borrower is required to make an offer to redeem Notes in the amount of any proceeds of sale in the Proceeds Account and

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

          such offer is not accepted by all holders of Notes to whom made, on the first date thereafter when Borrower may do so pursuant to Section 5 of each of the Notes (as in effect on March __, 1994), or any successor provision which is the same in substance as such Section 5, Borrower will use any remaining such proceeds to redeem Notes in accordance with the provisions of such Section 5 of each of the Notes and Section 3.08 of the Restated Indenture (as in effect on March __,
          1994), or any successor provision which is the same in substance as such Section 3.08. To the extent that any net proceeds of sales of Noteholders' Primary Collateral are used by Borrower as provided in subclause (e)(i) of the Asset Sale Provision, any "Replacement Col-lateral" (as that term is defined in the Asset Sale Provision) shall be subject to a Lien in favor of the Agent having at least as favorable a priority as the Agent's Lien in the Noteholders' Primary Collateral that was sold as permitted by the Asset Sale Provision.

          (c) Section 6.1 of the Loan Agreement is hereby further amended by deleting clause (c) thereof in its entirety and substituting in lieu thereof the following revised clause (c):

          (c) The Agent shall have the right either (i) to direct Borrower to deposit all proceeds of business interruption insurance into the Col-lection Account or (ii) to direct Borrower to use a portion of the proceeds of business interruption insurance to redeem Notes as hereinafter provided and to pay the balance into the Collection Account, and, in either case, Borrower will perform in accordance with such instructions. In the event that the Agent directs Borrower in the manner provided in clause (ii) of the preceding sentence, proceeds of business interruption insurance shall be allocated between amounts to be paid into the Collection Account and amounts to be used to redeem Notes, on a pro rata basis, based on the maximum amount of the Line of Credit hereunder ($85,000,000 on the date of this Agreement) and the then outstanding principal balance of the "Notes Obligations" (as that term is defined in the Intercreditor Agreement), subject to the limitations set forth in Section 4.2 of the Intercreditor Agreement; provided that if after giving effect to any payment of such proceeds into the Collection Account, the outstanding balance of Advances is reduced to zero, any remaining proceeds may also be used to redeem Notes. Any redemption of Notes required by this Section
          6.1 shall be effected by Borrower in accordance with the provisions of
          Section 5 of each of the Notes and Section 3.08 of the Restated Indenture (as in effect on March __, 1994), or any successor provisions which are the same in substance as such Sections 5 and 3.08, on the first day after receipt of such proceeds when such redemption may be effected pursuant to the provisions of such Section 5.

           5.    Amendment to Section 6.3 of the Loan Agreement.
                 ----------------------------------------------

          (a) Section 6.3 of the Loan Agreement is hereby amended by deleting clause (c) thereof in its entirety and substituting in lieu thereof the following revised clause (c):

          and (c) regularly scheduled principal and interest payments, mandatory redemptions, repayments, repurchases, prepayments and sinking fund payments and optional redemptions to the extent required by Section 6.1 hereof made by Borrower pursuant to the provisions of the Notes and the Restated Indenture, as in effect on March __, 1994, and any successor provisions which are the same in substance as such provisions.

          (b) Section 6.3 of the Loan Agreement is hereby further amended by deleting the last sentence thereof in its entirety and substituting in lieu thereof the following sentence:

          Without limitation of the foregoing, Borrower hereby acknowledges and agrees that optional redemptions (except redemptions from the pro-ceeds of sales of Noteholders' Primary Collateral and proceeds of business interruption insurance as required by Section 6.1 hereof), repayments, prepayments or sinking fund payments with respect to the Notes are Restricted Payments the making of which is prohibited hereunder; provided that the foregoing shall not prohibit a refunding, refinancing or replacement in whole or in part of the Restated Indenture by a subsequent indenture or indentures complying with all applicable provisions of this Agreement and the Intercreditor Agreement.

          6.     Amendment to Section 6.7 of the Loan Agreement.  Section 6.7 of
                 ----------------------------------------------
the Loan Agreement is hereby amended by deleting clause (l) thereof in its entirety and substituting in lieu thereof the following revised clause (l):

          (1) subject to the terms of the Intercreditor Agreement, Liens granted to the Trustee as security for Borrower's obligations under the Notes, the Notes Security Documents, and the Restated Indenture;

          7.     Amendment to Section 6.8 of the Loan Agreement. Section 6.8 of
                 ----------------------------------------------
the Loan Agreement is hereby amended by deleting subclause (b)(ix) thereof in its entirety and substituting in lieu thereof the following revised subclause
(b)(ix):

          (ix) Indebtedness under the Securities and the Additional Securities, in aggregate principal amounts not in excess of Twenty Million Dollars ($20,000,000) and Ten Million Dollars ($10,000,000), respectively, as each such principal amount is reduced from time to time by any optional or mandatory redemption, repayment, prepayment or sinking fund payment made pursuant to the terms of the Restated Indenture other than a reduction effected by a refunding, refinancing or replacement in whole or in part of the obligations under the Restated Indenture by obligations under any subsequent indenture or indentures complying with all applicable provisions of this Agreement and the Intercreditor Agreement (as in effect on the date hereof);

          8.     Amendment to Section 6.29 of the Loan Agreement.  The Loan
                 -----------------------------------------------
Agreement is hereby further amended by deleting Section 6.29 thereof in its entirety and substituting in lieu thereof the following revised Section 6.29:

               6.29  Restated Indenture.  Borrower shall not amend the Restated
                     ------------------
          Indenture or the Notes or consent to any amendment to the Restated Indenture or the Notes that would provide for mandatory redemptions in any event of the Additional Securities or mandatory redemptions of the Securities in amounts greater than, or at intervals more frequent than, those provided for in Section 6 of the form of Securities attached as Exhibit A to the Restated Indenture, as in effect on the date hereof, or acquiesce in any thereof, or effect any refunding, refinancing or replacement which would have such effect, except, in each case, as provided in the Asset Sale Provision and in Section 3.09 of the Restated Indenture, as in effect on the date hereof or any successor provision which is the same in substance as such Section 3.09.

          9.  Amendment to Section 9.1 of the Loan Agreement.  Section 9.1 of
              ----------------------------------------------
the Loan Agreement is hereby amended by deleting clause (e) thereof in its entirety and substituting in lieu thereof the following revised clause (e):

               (e)  Default as to Other Indebtedness.  Borrower shall fail to
                    --------------------------------
          make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Subordinated Indebtedness, the Notes or any other Indebtedness (other than an Obligation) if the aggregate amount of such other Indebtedness is Two Million Five Hundred Thousand Dollars ($2,500,000) or more; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness (including, without limitation, a "Change of Control", as defined in Section 4.18 of the Senior Subordinated Note Indenture or a "Change of Control", as defined in
          Section 4.18 of the Restated Indenture but exclusive of an "Asset Sale", as that term is defined in the Restated Indenture, as in effect on the date hereof), if the effect thereof (with or without the giving of notice or lapse of time or both) is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness (other than a regularly scheduled required prepayment or redemption), or permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness (other than a regularly scheduled required prepayment or redemption); or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by Borrower (other than by a regularly scheduled required prepayment or redemption or a redemption required by the Asset Sale Provision or Section 6.1 hereof) prior to the stated maturity thereof; or the holder or holders of any Lien, in any amount, shall commence foreclosure of such Lien upon property of Borrower having an aggregate value in excess of Two Million Five Hundred Thousand Dollars ($2,500,000);

          10.    Amendment to Section 11.21 of the Loan Agreement.  Section
                 ------------------------------------------------
11.24 of the Loan Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following revised Section 11.24:

           11.24  Intercreditor Agreement.
                  -----------------------

               (a) As between the Agent and the Trustee each of this Agreement and the other Loan Documents is expressly made subject to the terms of the Intercreditor Agreement. Additionally, as between themselves and Borrower, the Agent and Lenders hereby agree that notwithstanding anything contained herein or in any of the other Loan Documents to the contrary (a) to the extent that pursuant to the terms of this Agreement or any of the other Loan Documents and the Indenture or any of the Notes Security Documents, Borrower is required to deliver over the same property to the Agent or Lenders and to the Trustee or the "Noteholders" (as that term is defined in the Restated Indenture), to make a payment of the same funds to the Agent or Lenders and to the Trustee or the Noteholders, to give any direction or authorization for the benefit of the Agent or Lenders and the Trustee or Noteholders which cannot be complied with in favor of both the Agent or Lenders and the Trustee or Noteholders or to take any other action in favor of both the Agent or Lenders and the Trustee or the Noteholders which cannot be taken in favor of both the Agent or Lenders and the Trustee or Noteholders, then Borrower shall make such delivery or payment, give such direction or authorization or take such action in favor of the Agent or Lenders if such payment, delivery, direction, authorization or action relates to the Lenders' Primary Collateral and in favor of the Trustee or Noteholders if such payment, delivery, direction, authorization or action relates to the Noteholders' Primary Collateral. In addition, Borrower, the Agent and Lenders hereby agree that any representation in any of the Loan Documents that cannot be true as to both the Trustee and/or the Noteholders and the Agent and/or the Lenders in connection with the Noteholders' Primary Collateral and the Lenders' Primary Collateral, respectively, or their respective interests therein, shall be deemed to be true if it is true with respect to (i) in the case of representations to the Agent and/or Lenders, the Lender's Primary Collateral, and (ii) in the case of representations to the Trustee and/or the Noteholders, the Noteholders' Primary Collateral. The provisions of this Section 11.24(a) shall terminate on such date as the Intercreditor Agreement terminates.

               (b) Each of the Lenders hereby acknowledges that it has received an executed copy of the Intercreditor Agreement, has reviewed the Intercreditor Agreement with counsel of its choice and understands fully all terms and conditions of the Intercreditor Agreement. Each of the Lenders hereby ratifies the execution and delivery by the Agent of the Intercreditor Agreement on behalf of Lenders and agrees to be bound thereby as to each and every provision thereof applicable to such Lender, as fully as if such Lender were a party to the Intercreditor Agreement. Without limiting the generality of the foregoing, each Lender specifically agrees to be bound by Sections 3.5, 3.11(b) and 4.1(b) of the Intercreditor Agreement. Each Lender further represents and warrants to the Agent that the Agent has all requisite authority to bind such Lender by the Agent's execution and delivery of the Intercreditor Agreement, and that no further consent or approval on the part of such Lender is or will be required in connection with the execution, delivery and performance of the Intercreditor Agreement by the Agent.

          11.    Effectiveness of Amendment.  This Amendment shall not become
                 --------------------------
effective unless and until all other conditions precedent to GE Capital's consent under the Consent Letter, as set forth therein, have been satisfied.

           12.   Other Agreements.
                 ----------------

          (a) Except as set forth expressly herein and above, all terms of the Loan Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Agent and Lenders, subject to Debtor Relief Laws. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby.

          (b) Borrower hereby affirms that each of the representations and warranties of Borrower contained in the Loan Agreement or in any of the Loan Documents is correct in all material respects on and as of the date hereof and after giving effect to this Amendment. In addition, with respect to this Amendment, Borrower warrants and represents as follows: The execution, delivery and performance by Borrower of this Amendment and the execution, delivery and performance by Borrower of the Restated Indenture and the other documents, instruments and agreements contemplated thereby, and the issuance by Borrower of the Additional Securities (i) are within Borrower's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's certificate or articles of incorporation or bylaws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound (after giving effect to the consents of the holders of the Securities which have been obtained in connection with the issuance of the Additional Securities); (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of the Agent and the Trustee, all pursuant to the Loan Documents and the Notes Security Documents; and (vii) do not require the consent, authorization or approval of, or any declaration, notification, filing or registration with, any governmental body, agency, authority or any other Person (including, without limitation, the holders of the Securities, the holders of the Senior Subordinated Notes and
CIT), which have not been fully obtained, made or complied with.   This
Amendment has been duly executed and delivered for the benefit of or on behalf of Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms subject to Debtor Relief Laws.

          (c) Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement and the other Loan Documents, effective as of the date hereof, and represents that, no Default or Event of Default has occurred and is continuing as of the date hereof.

          (d) Borrower agrees to pay on demand all reasonable costs and out-of-pocket expenses of GE Capital in connection with the preparation, execution, delivery and enforcement of this Amendment, the closing hereof, and any other transactions contemplated hereby, including the fees and out-of-pocket expenses of King & Spalding, counsel to GE Capital.

          (e) To induce the Agent and Lenders to enter into this Amendment, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of Borrower as against the Agent or Lenders with respect to the Obligations.

          (f) This Amendment shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and all applicable laws of the United States of America.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their respective officers thereunto duly authorized, as of the date first above written.

                              FORSTMANN & COMPANY, INC.


                              By:______________________________
                                 Rod J. Peckham,  Vice President
                                 and Treasurer



                              GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and initial Lender


                              By:______________________________
                                 Steven C. Bierman,
                                 Vice President, GE Capital
                                 Commercial Finance, Inc., being
                                 duly authorized